Exhibit 99.2

Sara Lee Corporation 3500 Lacey Road Downers Grove, IL 60515	News

Release Date:	FOR IMMEDIATE RELEASE

Contact:	Media: Mike Cummins, +1.630.598.8412
Analysts: Melissa Napier, +1.630.598.8739

HILLSHIRE BRANDS COMPANY UNVEILS BUSINESS STRATEGY AND

MID-TERM FINANCIAL TARGETS AT INAUGURAL INVESTOR DAY

Strategy will ‘Unleash the Potential’ of the new company and its iconic brands through new product development, marketing investment and disciplined cost control

DOWNERS GROVE, Ill., June 5, 2012 — Sara Lee Corp. (NYSE: SLE) today revealed its strategy for its North American foods business, Hillshire Brands Company, which emphasized new product development, marketing investment and disciplined cost control. Management expects its strategy to deliver annual revenue growth of 4-5 percent and an operating margin of 10 percent by fiscal year 2015 and have a near-term dividend payout ratio of 30-35 percent. The new name of the company, announced earlier today, will become effective after the June 28, 2012 spin-off to shareholders of its international coffee and tea business.

“We envision making Hillshire Brands Company the most innovative meat-centric food company in the U.S.,” said Sean Connolly, chief executive officer of Sara Lee Corp.’s North American Retail and Foodservice business, who becomes Hillshire Brands Company’s CEO after the spin-off. “We begin life in a dynamic sector as a major player with four iconic mainstream meat brands – Jimmy Dean, Ball Park, Hillshire Farm and State Fair – and our two artisanal brands – Aidells and Gallo. They position us well and provide tangible opportunity for growth in value-added products.

“We intend to produce robust shareholder return by strengthening our core brands and expanding into adjacent food categories,” Connolly added. “With a relentless focus on consumer needs, we will leverage our marketing discipline and our market insights to develop inventive new products, while financing our innovation and increased marketing investment through enhanced margins and operational efficiencies.”

During the day, Connolly and Maria Henry, chief financial officer of Sara Lee Corp. North American Retail and Foodservice, who becomes Hillshire Brands’ chief financial officer after the spin-off, outlined Hillshire Brands’ four drivers of profitability:

•	Higher revenues through innovation and increased brand support

•	Improved gross margins through new, higher-margin products, brand strength differentiation, and productivity

•	Increase marketing, advertising, and promotion (MAP) to five percent of revenue by fiscal year 2015 and make it more-effective

•	Further cost and productivity programs including a three-year plan to save $100 million and investment in insights and innovation to manage selling, general and administrative (SG&A) expenses

“Hillshire Brands starts its existence with a strong, investment-grade financial position and a track record of solid performance,” said Henry. “Achieving our fiscal year 2015 revenue growth and operating margin targets will create real incremental value in our company.”

The investor day session also included presentations by top executives, including:

•

Andy Callahan, president, retail, explained how Hillshire Brands will apply its core principles to grow its brands and demonstrated the company’s track record for creating dynamic new categories through innovation and brand-building.

•	Jeff George, senior vice president, R&D, showed the science behind Hillshire Brands’ product advances and the unique appeal of high-protein, meat-based foods to consumers.

•

Tom Hayes, chief supply chain officer, described how Hillshire Brands’ supply chain will support growth and innovation, the company’s commitment to food safety and opportunities for continued operating improvements.

“Our entire organization is excited about unleashing the potential of our employees as a more-focused and agile company, and releasing the potential of our brands with superb consumer and shopper insights and strong retailer positions,” Connolly concluded.

To view and download the slides and an audio record and transcript of Hillshire Brands’ investor day presentation, visit the Investor Relations section of the Sara Lee corporate website (www.saralee.com).

About Sara Lee Corporation

Sara Lee Corp. (NYSE: SLE) and its leading portfolio of food and beverage brands, including Ball Park, Douwe Egberts, Hillshire Farm, Jimmy Dean, Pickwick Teas, Sara Lee and Senseo, generate nearly $8 billion in annual net sales from continuing operations and employ approximately 20,000 people worldwide. In January, 2011, Sara Lee Corp. announced that it will divide the company into two pure -play publicly traded companies, one focused on the international coffee and tea market and the other on North American meats. For more information on the company, please visit www.saralee.com.

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